Exhibit 99.2

AEGION CORPORATION
Moderator: Charles Gordon
July 30, 2015
9:30 a.m. ET

Operator:	This is conference # 71928125.

Good morning and welcome to Aegion Corp.'s Second Quarter 2015 Earnings call.

At this time, all participants are in a listen only mode. Later, there will be a question and answer session and instructions will follow at that time. If anyone requires assistance during the conference, please press star then zero on your touchtone telephone. As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Mr. Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:
Good morning and thank you for joining us to review Aegion's second quarter results. On line with me today are Chuck Gordon, President and Chief Executive Officer; David Martin, Executive Vice President and Chief Financial Officer; and David Morris, Executive Vice President and General Counsel.

We have posted a presentation that will be used as a reference during the prepared remarks on our website at aegion.com/investors. You will find our Safe Harbor statement in the presentation and earnings press release, including any non-GAAP information, the most directly comparable GAAP measures, and reconciliation to GAAP results.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

If you turn to slide 2, Aegion delivered solid results in the quarter, despite the expected contraction in the North America upstream oil market and a negative earnings translation caused by a strong US dollar. Non-GAAP earnings per share were $0.35, $0.01 ahead of our results in the second quarter of 2014.

The second half of the year is typically the time Aegion generates over two-thirds of its earnings. We believe the Company is well positioned for a strong second half, as the areas of strength this year are expected to largely offset the challenges due to lower oil prices and the continuing risk associated with foreign currency translation.

With that brief overview, I will turn the call over to Chuck Gordon. Chuck?

Charles Gordon:	Thank you, Ruben, and good morning, everyone. Thank you for joining us.

As David and I discuss the results of the second quarter and the outlook for the second half of the year, there are four key points I would like you to take away from the call this morning. First, the performance we have delivered during the first half of the year met our expectation that the challenges in the onshore upstream oil market would be offset by strength in the other areas of our Company, especially infrastructure solutions and the downstream business for energy services. We expect to achieve a similar balance in the second half of the year.

Second, our restructuring initiative announced on October 6, 2014, is delivering the expected positive results and will be substantially complete by the end of Q3. We are on target to achieve a $0.20 per diluted share run rate in annual savings from the restructuring.

Third, the contraction of the upstream market played out largely as we anticipated, with revenue decline and gross margin compression for United Pipeline Systems, Bayou Canada, and the upstream portion of Energy Services, the three businesses most exposed to the onshore upstream markets.

Finally, when oil prices fell during the second half of 2014, there was significant speculation about the duration of the low-price environment, including many forecasts that predicted oil prices would begin to recover during the second half of 2015. While oil prices will likely continue to be unpredictable, the persistent low-price range we have seen so far this year has forced us to assume current market conditions will continue for some time. As part of our ongoing strategic review and long-range plan, we are examining our upstream market portfolio to determine how to best adapt to these market conditions.

David will shortly give you the main takeaways from the second quarter results, but overall I am pleased with the financial results, especially the strong performance from Infrastructure Solutions and the Energy Services downstream business.

To put the upstream contraction into perspective, the decline in revenues and gross margins for the three businesses I mentioned reduced second quarter earnings per share by approximately $0.09 compared to the second quarter of 2014. If you examine our results on a core earnings basis, as shown on slide 3, excluding the impact from foreign currency and equity income from the divestiture of our Bayou Coatings joint venture in the first quarter of 2014, first-half 2015 non-GAAP earnings per share were $0.07 higher than the prior year period, which represents 21 percent EPS growth.

Now let's get into more detail on the second-half outlook. Coming off a strong first half, Infrastructure Solutions is poised for a very good second half of the year. As you can see on slide 4, backlog entering the third quarter was $363 million, a 1.7 percent increase over the same period in 2014, excluding backlog from the six restructured international markets. Backlog for Insituform North America was $283 million, a low single-digit increase to a record level, which gives us sufficient backlog for the remainder of the year.

The quality of the backlog remains high as bid margins were within our targets and the win rate was within our typical winning percentage. The North America cured-in-place market has grown mid-single digits through the first half of 2015 because of increased investments by municipalities for infrastructure development and large EPA consent decree mandates in several US cities. We believe the market will end the year growing mid-single digits, as we indicated in the fall of 2014.

Fyfe/Fibrwrap had another strong quarter, generating gross margins ahead of the 35 percent to 40 percent target, compared to 38 percent gross margin in the second quarter of 2014. This is the result of great execution, especially on our large North American industrial pipeline project, which started in the second quarter. Backlog as of June 30 was up 9 percent to $53 million, a solid increase, even as we burned off a portion of this large project during the quarter.

In Asia, both Fyfe and Insituform are well positioned for the second half of the year. Backlog for Fyfe Asia continues to be in the range of $30 million and Insituform has sufficient backlog for a good second half in the Asia-Pacific region. The benefits from the restructuring and the expected growth outlook in the region position the international CIPP business to significantly increase profits in 2015, compared to 2014.

The integration of the Fyfe/Fibrwrap North America business with Insituform is largely complete. First-half results for Infrastructure Solutions include savings in back-office services and, more importantly, significant improvement in execution through better project management and improved costimating for new Fyfe/Fibrwrap bids.

We have doubled the number of municipal clients for Fyfe/Fibrwrap North America and have booked sales with new customers, as we gain more experience using the Insituform sales team. We continue our efforts to build a commercial structure, industrial pipeline, and transportation end markets.

We have made the right investments to enhance the sales team and they have done a good job expanding our visibility into these markets. There is more work to be done to translate the sales funnel into an active bid table for us to increase sales momentum.

As I look at the balance of the year, given the favorable markets we enjoy, especially for Insituform North America, together with a return to growth in profitability for Fyfe/Fibrwrap North America, the success of the restructuring, and strong execution, we are confident Infrastructure Solutions can end 2015 with revenue growth and margin expansion resulting in strong operating income growth.

Now let's turn to Corrosion Protection on slide 5. While Corrpro had a weak first half, due to the timing of orders, which led to low utilization of labor and engineering and lower-than-expected revenues and profit, we remain excited about the opportunities today and into the future in the North America midstream pipeline market. New construction in North America is predicted to grow double digits in 2015 and 2016. The growth in new construction will provide Corrosion Protection with opportunities for Bayou, Corrpro, and Coating Services.

The last 60 days have been very encouraging as Corrpro secured strong orders in June and July, which gives us a very good start to the second - to a strong second half of the year. Included in the new orders is a large midstream AC mitigation pipeline project won by Corrpro Canada, valued at over $10 million, which will be included in our third-quarter backlog.

In June, we announced two large midstream projects as part of a $32 million award for Corrosion Protection. The first is for Coating Services to provide external field weld coatings on a 300-mile onshore natural gas pipeline in the Caspian Sea region. The second order is to provide insulation and coatings on a 32-mile pipeline in the Gulf Coast designed to transport oil to various refineries in the region.

The third project we announced in June is a fairly large upstream project to provide insulation coatings for a 14-mile transmission pipeline taking oil from the wellhead to a gathering station in the Gulf of Mexico.

We now have two large insulation project awards this year in the Gulf of Mexico offshore market, resulting in strong backlog at the New Iberia facility going into the second half of the year. The insulation coating activity will be executed by the Bayou Wasco joint venture.

Switching to the mining sector, CRTS and United are currently executing an internal weld pipe coating project using our robotics technology on a Chilean pipeline carrying desalinated water to a copper mine. This project meets new government regulations restricting the use of fresh groundwater for mining activities.

Gross margins for this very large onshore project are lower than the more logistically difficult offshore pipeline market. Nonetheless, we are pleased with the opportunity to introduce our robotic technology to new customers.

We also were recently notified of an award, pending final contract negotiations, for a large pipeline mining project in Chile for United's Tite Liner technology.

These two projects will provide solid backlog in the second half of the year for our operation in Chile.

Our Middle East platform is managing through the impact of lower oil prices and met our expectations in the first half of the year. However, we have seen reduced upstream activity and project timing risk remains one of our primary concerns. Nevertheless, we are working on several bid opportunities, which tells us national oil companies are continuing to invest capital to expand and rehabilitate their network of oil and gas pipelines.

The challenges we have seen in the upstream segment are expected to continue in the second half of 2015, primarily in Canada and in California for energy services. Customer spending activities for our upstream technologies and services are down significantly. The projects that are coming to market are more competitively bid or often delayed. For Bayou Canada, new orders for upstream small-diameter distribution pipe have effectively stalled as customers work down existing inventories this fall and winter in the oil sands in Alberta. The onshore upstream market segments that United Pipeline Systems supports in North America are also down significantly year-to-date and are expected to remain weak in the second half.

Corrosion Protection's backlog reflects the current outlook for upstream and midstream markets. Backlog was $173 million as of June 30, 2015, a 5 percent decline from prior-year quarter. The comparison excludes a $34 million Bayou project, which was included in the second quarter 2014 backlog, but then canceled by the customer in the third quarter of 2014.

Regardless, if I include the recent awards in Chile and the Corrpro project in Canada, a good portion of Corrosion Protection is set up to have a strong second half, especially for Corrpro. For the full year, overall we expect corrosion protection to grow revenues modestly; however, gross margins will be lower due to the upstream market challenges, which is expected to result in a decline in operating income compared to 2014.

Let me turn to Energy Services, as you can see on slide 6. Energy Services downstream business has been a bright spot through the first half of the year and the outlook remains favorable, as low oil prices continue to drive demand for refined petroleum products. We have seen an increase in billable hours for maintenance services to help the facilities we serve operate at peak efficiencies.

Facility shutdown turnaround activities this year have been mixed because of scheduling decisions by our customers. We are planning to execute two previously delayed turnarounds in the second half of the year. However, we have several additional turnarounds that have now been postponed to 2016. We are still awaiting for the official notices for these projects, which would allow us to reinstate them into backlog. Despite the shifting schedule for turnaround projects, we expect the energy services downstream business to grow revenue and profits in 2015.

Total backlog for energy services was $224 million entering the third quarter, a 9.7 percent reduction to where we were at this time last year. While the forward 12-month backlog reflects the strength of the downstream business, the upstream business is down over 20 percent and accounts for the overall reported backlog decline. The primary upstream market is the central California region where, to date, we have not lost a contract as a result of cost reductions by our customers.

Although over 90 percent of the energy services upstream business is conducted on a cost-reimbursable basis, customers have cut back on the amount of maintenance activity as well as transferring small capital construction projects, which are normally covered under our T&M master service agreements, over to fixed-cost lump-sum work in an attempt to save money.

In addition, customers continue to reduce overtime cost, especially for maintenance activities, which, taken together, explains why we are seeing the gross margin compression this year.

We have a large contract renewal we expect to secure at the end of this year, based on our long-term relationship with the customer, as well as our high-quality performance and strong safety record.

Through the first half of the year, we have recorded a loss in the Permian Basin as we attempt to build a presence in the region. We have recently refocused the business on reimbursable contracts and right-sized the organization for the current workload. These actions reflect the market realities in the upstream segment and will allow us to break even in the remainder of the year.

For the full year, we expect revenues to grow for Energy Services. However, gross margins will contract, given the low margins in the first half of the year. And as a result, operating income is expected to decline compared to 2014.

Worth noting, Energy Services improved gross margins in the second quarter by 210 basis points to 13.6 percent from the low point in the first quarter. We plan to further improve gross margins in the second half of the year to the 15 percent level achieved in 2014, due to higher-margin activities in the downstream segment, including turnaround work, and improved margins in the upstream business as a result of reducing our cost structure in the Permian to reflect current market conditions.

Let me summarize the upstream challenge we face in the second half of 2015 by referring you to slide 7. The impact we expect for United, Bayou Canada, and Energy Services' upstream businesses will be significant, as backlog for these three businesses is down by one-third to approximately $100 million. As a result, we expect a decline in revenues compared to the second half of 2014, as well as a reduction in gross margins in these three businesses.

However, the positive market conditions and backlog that we have in the downstream and midstream market should allow us to offset a portion of the adverse impact we expect in the remainder of the year.

When you include the positive outlook for Infrastructure Solutions, I believe the areas of strength we've demonstrated so far can carry us through the remaining two quarters of the year and largely offset the contraction that we expect in our upstream segment, as well as the anticipated foreign currency headwind.

Our focus remains on achieving operational excellence to preserve margins in this challenging environment. Although we did a good job in the first half of the year, we can certainly improve, which gives me confidence as we continue to drive execution during the remainder of 2015.

Turning to slide 8, while we work to conclude 2015 on a strong note, we remain focused on the long term and how to best position the technologies and services we offer our customers to take advantage of the opportunities we see across all of our end markets. We will begin our 2016 planning exercise this fall.

While it is early to know what the bid table may look like next year, we don't see anything at the present time that dampens the current market conditions for Infrastructure Solutions, Corrpro, and the downstream business for Energy Services. These important businesses should end the year in a good position.

Let me give you an update on our restructuring activities. I am pleased with the progress we have made with our restructuring efforts, as you can see on slide 9. We will effectively wrap up the restructuring in the third quarter, as we recently shut down our contracting operations in Hong Kong, Singapore, and Malaysia and we have secured long-term supply agreements through direct sales and licensing arrangements in these markets. We have agreements in place for each affected market, except India, where we are still completing the remaining backlog. We expect to recognize approximately $2 million in cash restructuring costs in the third quarter to account for the shutdown in India and various other charges needed to complete the restructuring and realignment to bring together Fyfe Asia and Insituform.

That puts us on track to recognize total cash costs from the 2014 restructuring at the high end of the $11 million to $14 million range we projected during the Q1 call, which is lower than our original expectation of $15 million to $18 million.

We are confident, as you can see on slide 10, of achieving annual savings at the high end of the $8 million to $11 million range, which represents up to $0.20 per diluted share. We realized restructuring savings of $0.05 per diluted share in the second quarter, $0.04 in Infrastructure Solutions, with the remaining $0.01 being for lower depreciation at the Bayou Louisiana facility. Since the beginning of the fourth quarter of last year, we have delivered savings of $0.17 per diluted share from the restructuring efforts.

Let me conclude with four key takeaways. First, our 2015 objective is to balance the strengths of the business with the challenges we faced. We accomplished that in the first half and expect to achieve a similar result in the second half of the year.

Second, our restructuring initiative is delivering the expected positive results as we work to complete the initiative by the end of Q3.

Third, the contraction of the upstream market played out as we anticipated. Unfortunately, we expect a continued challenging environment in the second half of the year.

Finally, we are taking the prudent step to assume a recovery in oil prices is farther off than market experts expected earlier this year. That requires we take a hard look at how we adapt to these market conditions.

Now let me turn the call over to David for his perspective on the second quarter results. David?

David Martin:	Thank you, Chuck, and good morning. The release yesterday provided clarity around the results, so I intend to just hit some high points and key drivers of the results in the second quarter.

Consolidated revenues grew 4.4 percent, as revenue growth from Infrastructure Solutions and the downstream segment of Energy Services more than offset the revenue declines associated with our upstream businesses. The consolidated top-line growth also included the negative impact of $10.7 million in foreign currency translation.

We did well from a revenue perspective and that translated into a 1.5 percent increase in non-GAAP gross profit. However, consolidated gross margins contracted by 60 basis points in the quarter, compared to the second quarter of 2014.

So let me add some color around the gross margin performance, which is summarized on slide 11. Infrastructure Solutions expanded gross margins by 240 basis points to 26.8 percent, led by the Fyfe/Fibrwrap group, which delivered margins in excess of 40 percent. Insituform expanded gross margins as the international CIPP business delivered its strongest quarterly result in a number of years and the Insituform North American business generated gross margins well ahead of what we achieved last year.

Obviously, the business has been and continues to have a solid backlog position, which has facilitated efficiencies and improved productivity, but project execution was the primary factor for the margin expansion in both businesses.

Turning to corrosion protection, there were three primary factors accounting for the 370 basis-point reduction in gross margins in that segment. First, the Corrpro US business didn't get the ramp-up of project activity we expected during much of the quarter, which created another quarter of margin volatility with its fixed-cost position in labor and equipment. But keep in mind that labor - Corrpro's labor force isn't as variable as they are primarily engineers and highly trained technicians.

We did finish stronger in June, and with recent growth in orders, the outlook for the second half has improved significantly and I expect gross margins will return to more normal levels in the third and fourth quarters. It should be noted that the Corrpro business in Canada performed well for the quarter and is poised for another strong second half, while we are impacted by lower currency translation in that business.

Second, the pullback in the upstream market, especially in Canada, took its toll on United Pipeline Systems, our traditional - our highest traditional margin business, along with Bayou's operations in Canada. On a combined basis, revenues for these businesses declined by $5.4 million and gross margins were 829 basis points below the second quarter of 2014.

Third, as I mentioned on the first-quarter call, margins for CRTS, our robotics coating services business, were down significantly as they are executing a large onshore project in Chile at significantly lower margins than what we were seeing in the Wasit project in Saudi Arabia last year. We do not have any work ongoing in the offshore market at the current time.

Finally, Energy Services' gross margins declined by 140 basis points to 13.6 percent as the result of the current market conditions in the central California upstream market, while gross margins did improve compared to the first-quarter performance. A portion of the margin contraction resulted from our work in the Permian, and as Chuck said earlier, we have taken actions to align the cost structure to match our near-term market opportunities and we believe those operations will be poised for - to be breakeven from an operating perspective in the second half of the year.

There was an uptick in non-GAAP operating expenses in the quarter and it was explained in the release pretty clearly, so I don't want to spend a lot of time on that now. But I do expect to see the run rate for operating expenses to be lower than what we experienced in the quarter, as a portion of the drivers of the increased operating expenses in the second quarter were not recurring in nature, the first being disputed Accounts Receivable reserve of approximately $640,000 and, secondly, severance-related expenses of $720,000, which were described in the release.

Now let's turn to our cash performance, as shown on slide 12. Our cash balances ended the quarter at $173 million, a strong improvement from the first quarter and near the record of $175 million from last December. Cash flow from operations in the second quarter was almost $71 million of cash, compared to only $28 million in the second quarter of 2014, which is the strongest quarterly operating cash flow performance in our history.

The net change in working capital was $45 million and it was a source of cash in the quarter.

DSOs have declined 18 days to 79 days from the second quarter of 2014, as shown on slide 13. I'm very pleased with the effort across the Company to more quickly translate receivables into cash. A portion of the decline did come from some prepayments from customers relating to upcoming coating projects, but the majority of the drop has come from the simple focus across the organization around billings and collections.

We are well on our way to achieve the objective to reduce DSOs on a sustainable basis to 75 days, which obviously benefits cash flow, but it also enables us to reduce invested capital and improve ROIC.

Our uses of cash in the second quarter of 2015 included $14.3 million for the repurchase of 773,664 shares, completing our $20 million share buyback approved by Aegion's Board of Directors in early 2015. Per the terms of our credit agreement, we do not have any current availability for further stock repurchases in 2015. However, we continually evaluate this situation and could potentially seek permission to pursue further repurchases, if we believe that is going to be the best use of our cash.

Capital expenditures were $7.8 million in the second quarter, slightly less than the $8.2 million we spent last year in the same quarter. Nothing has really changed with respect to our expectations of capital spending for the full year, which should be in the range of $35 million.

Finally, per the terms of our credit agreement, we made $6.6 million of debt repayments in the quarter, and our total schedule debt repayments in 2015 are approximately $26 million.

The effective tax rate on a non-GAAP basis was 26.9 percent in the second quarter, compared to 24.1 percent last year. The rate in the second quarter of 2014 was lower than normal as we had some favorable international developments. In addition, a higher percentage of our consolidated income has been derived in the United States in 2015, which is at higher marginal rates than our international markets. I expect that our effective rate will remain in this range for the remainder of the year.

I do want to call out noncontrolling interest, which is below the after-tax income line, which was $164,000 in the quarter. This primarily reflects income from our controlling interest in the Bayou Wasco Insulation coating venture at the Bayou Louisiana facility as we have begun production on several projects in the second quarter. That number isn't especially notable, but as we execute the sizable insulation coating projects in the second half of the year, I do expect profitability and the corresponding noncontrolling interest to increase significantly from what we have experienced over the last several quarters.

We will also have income from other noncontrol - other controlled joint ventures in Canada and the Middle East, which will impact NCI as well.

In wrapping up, we are pleased with the results for the first half of the year. We have a solid backlog position that gives us a good opportunity to balance the areas of strength for us in 2015, even with the market challenges we face. Through it all, I expect Aegion's balance sheet to remain strong and support our working capital needs this year, as well as providing liquidity to enable us to make good strategic moves for the Company for the long term - for our long-term health.

That concludes our prepared remarks. I will turn over the call to the operator to begin the Q&A session.

Operator:
Thank you. Ladies and gentlemen, if you would like to ask a question at this time, please press star and then one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. And again, ladies and gentlemen, to ask a question at this time, please press star and then one.

And our first question comes from the line of Craig Bibb with CJS Securities. Your line is now open. Please go ahead.

Craig Bibb:	What’s the Infrastructure Solutions revenue and EBIT for the closed international operations in Q2 last year and maybe for full-year 2014 so we can ...

David Martin:	Craig, this is David. I'm sorry. We couldn't really hear your question. Could you repeat that?

Craig Bibb:	So what was the Infrastructure Solutions revenue and EBIT for the closed international operations in Q2 last year and maybe for the full year?

David Martin:
I don't have those numbers off the top of my head. We haven't - I am not sure we actually had all those numbers disclosed in prior discussions, and so - but certainly I can give you a follow-up on that.

Craig Bibb:	OK, so just then maybe a broad stroke. What was the apples-to-apples growth in revenue there?

David Martin:	Again, same answer. I don't have those exact figures right in front of me right now.

Craig Bibb:
OK, and then the improvement in gross margins. You have got - you are bidding smarter. You have got lower polymer prices. International is gone. How do we prioritize where the improvement is coming from?

David Martin:	I believe, obviously, a lot of it is loss avoidance coming from those international markets that we had. That would be first.

We're also going to be - it is going to show up over time, but the margins that we experienced with the manufacturing and ensuing third-party sales is a better margin. It will improve the margins, but you will see less revenue coming from third-party tube sales. That's really within the international markets.

We also see in the European business improvements in some of our core businesses there, including the UK. I believe in the North American market, which is obviously the largest by far, we are seeing steady progress in terms of overall margins. And really from a gross margin perspective, we are seeing a little bit of improvement, but as we have seen growth, as well as controlled spending and improved productivity, the overall operating margin is seeing a nice improvement.

Craig Bibb:
OK, and then just the last one, it sounded like the turnaround projects that were delayed from the first half into the second half are going to happen, and then the turnaround - some portion of the turnaround projects planned for the second half are now pushing to 2016?

Charles Gordon:	That's correct. What we had, we had two projects in the first half that were pushed to the second half, and then we had two previous projects for the second half that have been pushed into next year.

So we expect to do at least two turnarounds in the second half of 2015, which is consistent with the original plan, but we do have two additional projects that have been pushed to 2016.

Craig Bibb:	OK. All right, great. Thanks a lot. I will get back in the queue.

Charles Gordon:	Thank you.

David Martin:	Thanks, Craig.

Operator:	Thank you. Our next questions comes from the line of Eric Stine with Craig-Hallum. Your line is now open.

Eric Stine:	Hi everyone. Nice quarter.

Charles Gordon:	Hi, Eric.

David Martin:	Good morning.

Eric Stine:
Just wondering if - and thank you for all the details into the moving parts. But just to clarify, are you - you think that the strengths are going to outweigh some of the challenges you are having upstream. Should we take that as you are still expecting your typical back-half weighting, what we have seen historically, or is this more of the second half you think can look similar to the first? Some help there would be great.

Charles Gordon:	No, we believe that our second half will play out very strong as it has in the past.

Eric Stine:	OK.

Charles Gordon:	Yes.

Eric Stine:
OK, all right, that helps. And then, maybe, you touched on the upstream restructuring. I don't know if you are able to do this, maybe it's a little early, but any clarity into some of the steps you're looking at? And then, just how do you balance those measures versus just keeping things in place so you're there when the market does improve?

Charles Gordon:
We are looking across the whole portfolio right now as we put together our three-year strategic plan. Obviously, with the significant change in oil prices, we are taking a very close look at the upstream portfolio, and that is always going to be one of the challenges is that we have some very nice assets, and in a robust market, they do very well.

I think the market that we are seeing is going to stay with us for longer than certainly than we had hoped and we have to deal with that accordingly. We are just in the middle of the process. I really don't want to comment further than that, but we are taking a very hard look across the portfolio to make sure that we are positioned for sustained growth as we go forward.

Eric Stine:
OK. And maybe last one for me, just on CRTS, and I know you finished up Wasit. You have got the big onshore project going on right now. Can you just talk about maybe how the pipeline has developed now that Wasit is done? And I know that's - that was a landmark project for you. And then, maybe, what does the mix of that pipeline look like between onshore and offshore? Thanks a lot.

Charles Gordon:
That's a great question. Right now, we're executing several onshore projects in the Middle East, and the back - the funnel and the projects that we are executing are predominantly onshore projects. We don't have any near-term offshore opportunities, and we did announce the big project in the Middle East, I think, earlier in the quarter, but the business we are seeing right now is predominantly onshore.

Eric Stine:	OK, that's helpful. Thank you.

Operator:	Thank you. Our next questions comes from the line of John Rogers with D.A. Davidson. Your line is now open.

John Rogers:	Hi. Good morning.

Charles Gordon:	Good morning.

John Rogers:
I guess two things. First, Chuck, in terms of the restructuring charges that you referred to, $2 million more in the third quarter, and then to get to that $11 million to $14 million, does that imply $3 million to $4 million in the fourth quarter?

Charles Gordon:
No - David, I'm going to let you answer that, but we would expect to finish near $14 million for the - at the end of the third quarter, which would mean that we are substantially finished with the restructuring.

David Martin:	And just to clarify, John, we have spent $12 million to date. There were some costs in Q4.

John Rogers:	Oh, thank you, yes.

Charles Gordon:	I'm sorry, I thought you meant Q4, this coming Q4, OK.

David Martin:	No, the cumulative is $12 million, so that takes us to the $14 million.

John Rogers:
OK, OK. That's what I just wanted to confirm that wasn't a change. And then, secondly, in terms of the sewer rehabilitation business, what are you seeing in terms of bid margin there? I know you have had great execution, but revenue has kind of leveled off. Backlog has leveled off. Is the market prospects still as good, bid margin still holding up, because we have seen these cycles in the past and just where we are in that?

Charles Gordon:
So what we expect from that market over time is a low to mid single-digits growth rate, and that is certainly what we think the market will do this year. Our backlog in the North America business is up in the low single digits. We continue to maintain our market share and we have had no - our bids and the margins that we are winning at are certainly within our target expectations.

So we believe that market is stable going forward. Clearly, we don't have a good look at the 2016 bid table yet, but we don't see anything that makes us believe that good, stable long-term growth won't continue.

John Rogers:	OK, great. Thank you.

Operator:	Thank you. And again, ladies and gentlemen, if you would like to ask a question at this time, please press star and then one.

And our next question comes from the line of Mike Shlisky with Global Hunter Securities. Your line is now open.

Leigh Pressman:
Good morning. This is actually Leigh Pressman on the line for Mike Shlisky. Just had a few quick questions here. So, you said that Infrastructure operating income will be up to about record levels this year, with Corrosion and Energy down. Can you help us get a bit of magnitude there with - will these be up more or down - up or down more than 10 percent, somewhere around that range?

Charles Gordon:
What we are saying about our business is that we would expect that the strength of the Infrastructure solution markets, along with the downstream Energy Services business and Corrpro, will largely offset the challenges that we have got in the upstream markets. And we haven't gotten into any more detail than that.

Leigh Pressman:
OK, great, got it. And then, can you tell us a little bit about the pricing that you are seeing in the upstream market? Is there a lot of pressure that your customers are putting on you to cut prices, anything more than normal?

Charles Gordon:
Certainly early this year, we saw a lot of where we had several customers come to us and ask us to do whatever we could to support their challenges, and we did what we could. I think that's part of the reason that we have maintained our strong customer relationships and we haven't lost any customers in the - in many parts of the upstream business.

But we certainly have seen pricing challenges on projects as they come up. There is no question that as the volume of work declined, there is absolutely pressure on pricing and margins.

Leigh Pressman:	Great. Thanks, guys. I will leave it there.

Operator:	Thank you, and I am showing no further questions at this time. I would like to turn the conference back over to Mr. Chuck for any closing comments.

Charles Gordon:
First of all, thanks. I would like to thank all of you for joining. We are very pleased with the second quarter outcome and we remain very optimistic about the rest of the year. We think that the strengths in the key parts of our business will offset or largely offset some of the challenges we have in the upstream market, and we are eager to continue to execute the business at the high level we have achieved during the first half of the year.

Thanks for joining us and we will look forward to any questions that you have off-line. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Everyone, have a great day.

END